Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Lincoln Electric Holdings, Inc. pertaining to The Lincoln Electric Company Employee Savings Plan of our reports dated February 27, 2024, with respect to the consolidated financial statements and financial statement schedule of Lincoln Electric Holdings, Inc. and the effectiveness of internal control over financial reporting of Lincoln Electric Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

October 31, 2024